January 15, 1999



Mr. Tom Guth
1926 Spode Ave.
Henderson, NV 89014

Dear Tom,

         We are very pleased to offer you the position of General Manager for the Riviera Black Hawk Casino in Black Hawk, Colorado, reporting to the Executive Vice President - Riviera Gaming Management, at a starting salary of $5,769.23 per bi-weekly pay period. Prior to the anticipated opening date of December, 1999, you will be in charge of coordinating all pre-opening functions to make sure that the grand opening is successful.

         The General Manager - Black Hawk will be the senior management at Riviera - Black Hawk reporting to the Executive Vice President - Riviera Gaming Management, and as such will be eligible to participate in the Bonus Pool, the size and scope of which will be performance based. Since the Riviera Black Hawk is not scheduled to open until December, 1999, your first year's bonus will be based on performance related to pre-opening functions, and will be guaranteed to be $50,000 payable on or before March 15, 2000. In the year 2000 your bonus will be based on meeting the projected EBITDA base of $17.86 million (see attached). If the Riviera-Black Hawk meets or exceeds the EBITDA, base your bonus will be a minimum of $50,000 payable on or before March 15, 2001.

         In addition while employed as the General Manager - Black Hawk you will be eligible to receive stock options in the parent company, Riviera Operating Corporation, any time options are granted to senior management. The amount of options and vesting rights will be the same as other senior management of Riviera Operating Corporation.

         Insurance coverage that you will receive immediately as a Riviera Black Hawk employee includes a $125,000 Executive Life Insurance policy, a $125,000 accidental death and dismemberment policy, and Riviera's medical plan for surgery, accidental injury and other medical services, dental, and vision coverage at a nominal cost to you. The Riviera will provide insurance coverage starting on your first day of employment. You will receive two (2) weeks vacation commencing the first year of employment, three (3) weeks vacation commencing on your sixth year of employment and four (4) weeks vacation commencing on your twelfth year of employment. Once you meet the eligibility requirements, you may participate in the



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January 15, 1999
Mr. Tom Guth

company's   401(k)  program  and  the  company's  Profit  Sharing  Program  (See attached).

         Riviera will assume responsibility for the expenses involved in moving you (and your dependents), and your household effects from Las Vegas, Nevada to the Denver, Colorado area. We reserve the right to select from three (3) bids submitted by national moving companies. The Riviera will reimburse you for the sales commission (not to exceed 7%) on your current home in Las Vegas. If you can not sell your home for fair market value i.e., $230,000 (fair market value defined as the price at which the home is expected to sell within 90 days) the Riviera will make up the difference not to exceed 10% of the fair market value (i.e., Riviera will make up to $23,000 of any difference between fair market value and selling price). In addition, if after 90 days of listing the home for sale, your home has not sold, the Riviera will make the monthly mortgage payment each additional month until it is sold. The Riviera will also pay for two house hunting trips that include air fare, car rental, lodging and food cost (for both you and your spouse) up to five days per trip (total for both trips not to exceed $3,500).

         TERMINATION. If you are terminated within 18 months of your employment date for any reason other than "cause" (hereinafter defined), subject to "Mitigation" (hereinafter defined), you shall be entitled to receive one year's severance (including all paid benefits and immediate vesting of a options), payable in 26 bi-weekly installments.

         If you are terminated at any time, other than for "cause," you shall be entitled to receive the pro rata share of any bonus payable with respect to the year in which the termination occurred.

         You will be required to sign an agreement to reimburse Riviera for all relocation expenses incurred in your behalf if, for reasons within your control, you should voluntarily terminate your employment within twelve (12) months from your date of hire.

         The prerequisite to employment is passing the requirements for a Colorado Gaming License and passing the company prescribed drug test.

         On behalf of Bill and myself, let me say we are looking forward to having you join the Riviera Black Hawk team with a start date of March 1, 1999. Should you have any questions regarding our offer of employment, please do not hesitate to contact me.


--------------------------                             -------------------------
Ron Johnson                                            Tom Guth
Executive Vice President
Riviera Gaming Management

RJ/cf

attachment

                                   DEFINITIONS

Cause - (A) felony conviction of Executive, (B) a final civil judgment shall be entered after all appeals shall have been exhausted in which there is findings of Executive's fraud or dishonesty whether or not involving the Company, (C) refusal by Executive to perform "Reasonable Duties" (hereinafter defined) assigned to him by the Company's chief executive officer, provided Executive shall fail to correct any such failure within 30 days after written notice ("Cure Period") or (D) the Gaming Authorities of the State of Colorado or any other state in which the Company shall conduct gaming operations shall determine that Executive is unsuitable to act as an executive of a gaming company in his individual capacity. "Reasonable Duties" - Executive shall not be required (x) on a permanent basis to spend more than 50% of his business time outside of Colorado (or be required to change his residence), (y) to expose himself to a risk to his physical safety or jeopardize his ability to be licensed by any state gaming authority or (z) perform customary duties which are inconsistent with his position.

Mitigation - Executive shall be required to use his best efforts to obtain gainful employment as similar as possible to his duties with the company, provided that (A) a finding by an arbitration tribunal that Executive has failed to do so will result in the Company being relieved of any obligation to pay Executive and (B) any amount received by Executive from such employment shall reduce the amount payable by the company.

Riviera agrees that it will not file for arbitration sooner than 6 months after your termination and that if Riviera files for such arbitration, Riviera will continue to pay Executive until decision of arbitrator is made. If decision is in favor of Riviera, Executive will not be required to pay back any payments previously received whether they were made before or during the arbitration process.